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                                                                      EXHIBIT 21



                          SUBSIDIARY OF THE REGISTRANT


     The Registrant has one subsidiary, Kenly Savings Bank, Inc., SSB, a North Carolina corporation. The subsidiary does business under its corporate name and under the name "Kenly Savings Bank" and "Kenly Savings Bank, SSB."